Exhibit 11

                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE


                                                            Three Months Ended                 Six Months Ended
                                                                 June 30,                           June 30,
                                                           1999             2000            1999              2000

Net income                                              $ 3,065           $ 1,915           $ 5,916         $ 4,265
                                                        =======           =======           =======         =======

Weighted average number of common shares
  issued and outstanding - Basic                         13,761            13,858            13,632          13,850

Common stock equivalents
  Options for common stock                                  363               489               363             489
                                                        -------           -------           -------         -------

Weighted average common stock equivalents                14,124            14,347            13,995          14,348
Less treasury shares to be repurchased                        -              (249)                -            (241)
                                                        -------           -------           -------         -------

Weighted average shares outstanding - Diluted            14,124            14,098            13,995          14,107

Basic earnings per share                                  $0.22             $0.14             $0.43           $0.31
                                                        =======           =======           =======         =======

Diluted earnings per share                                $0.22             $0.14              0.42           $0.30
                                                        =======           =======           =======         =======

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